CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made effective as of January 3, 2012, by and between Fortress International Group, Inc., a Delaware corporation (“Fortress”), and Waveland Advisors Inc., a Maryland corporation (the “Consultant”), hereinafter collectively known as the “Parties”.

WHEREAS, John Morton III, the sole stockholder of the Consultant, previously served as Chairman of the Board of Directors of Fortress (the “Board”) until his resignation from the Board effective today; and

WHEREAS, Fortress desires to retain the Consultant to provide consulting services to the Board and Fortress for a period of three months;

Therefore, in consideration of the promises and mutual agreements contained herein, the Parties agree as follows:

1.
DESCRIPTION OF SERVICES TO BE PROVIDED.  The Consultant shall provide the Board with financial, strategic, business, corporate governance, and other services as requested from time to time by the Board during the term of this Agreement.  The Consultant shall attend any meetings of the Board, the Compensation Committee of the Board, and the Audit Committee of the Board, other than the executive sessions of those meetings unless requested by any independent director of Fortress, that occur during the term of this Agreement.

2.	TERM. The term of this agreement shall be from the date of this Agreement through March 31, 2012.

3.
FEES.  Fortress will pay the Consultant a fee of $7,083.33 per month for the consulting services provided under this Agreement.  Fortress shall pay the Consultant within 10 days after the first day of each month during the term of this Agreement.  If this Agreement remains in effect through March 31, 2012, the Consultant will be eligible to receive an award of 5,000 shares of Fortress’ common stock or cash in an amount equal to the fair market volume of 5,000 shares of Fortress’ common stock on March 31, 2012.

4.
EXPENSE REIMBURSEMENT.  The Consultant shall be entitled to reimbursement from Fortress for any reasonable, ordinary "out-of-pocket" expenses, including reasonable travel expenses, associated with the provision of the consulting services under this Agreement.

5.
RELATIONSHIP OF PARTIES.  It is understood by the parties that the Consultant is an independent contractor with respect to Fortress, and not an employee of Fortress.  Fortress will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of the Consultant.  Neither Fortress nor Consultant will represent that Consultant, or its employees, are employees of Fortress. In addition, as a result of this independent contractor relationship, Consultant understands and agrees that Fortress does not stand in the position as a statutory employer, with regard to it or its employees, for the purposes of any prospective worker’s compensation claims.

6.	NO AUTHORITY TO ACT ON BEHALF OF FORTRESS. The Consultant shall have no authority to act on behalf of Fortress.

7.	EMPLOYEES. The Consultant's employees, if any, who perform services for Fortress under this Agreement shall also be bound by the provisions of this Agreement.

8.	ASSIGNMENT. The Consultant's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Fortress.

9.
CONFIDENTIALITY.  The Consultant acknowledges that Consultant will have access to confidential information of Fortress (collectively, the “Information”), including without limitation the following information: products; prices; apparatus; costs; discounts; future plans; business affairs; process information; trade secrets; technical information; customer lists; product design information; copyrights; and other proprietary information.  The Information is considered to be valuable, special and unique assets of Fortress.  The Consultant agrees that the Consultant will not at any time or in any manner, either directly or indirectly, use any Information for the Consultant's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Fortress.  The Consultant will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

This section shall not apply to information in whatever form that comes into the public domain not resulting from the breach of this Agreement, nor shall it restrict the Consultant from giving notices required by law or complying with an order to provide information or data when such order is issued by a court, administrative agency or other authority with proper jurisdiction, or if it is reasonably necessary for the Consultant to defend itself from any suit or claim.

10.
TERMINATION. Fortress may terminate this Agreement at any time without incurring liability to Consultant for any costs other than the fees and expenses payable to the Consultant under Sections 3 and 4 of this Agreement if a majority of the Board determines in good faith that the Consultant has breached the terms of this Agreement. The confidentiality provisions contained in Section 9 of this Agreement shall remain in full force and effect after the termination of this Agreement.

11.
NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed to addresses set forth in the preamble to this Agreement.  Either party may change such addresses from time to time by providing written notice to the other in the manner set forth above.

12.
NON-EXCLUSIVITY OF SERVICES.  Nothing in this Agreement shall be construed as a limitation upon the right of the Consultant to contract with any other firm, either simultaneous or subsequent to the period of this Agreement.

13.
ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the Parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the Parties.

14.	AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by the Parties.

15.
SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16.
WAIVER OF CONTRACTUAL RIGHT.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17.	APPLICABLE LAW. The laws of the State of Maryland shall govern in all matters or claims arising under this Agreement.

18.
NON-TRADING IN FORTRESS’ SECURITIES. During the term of this Agreement and within 30 days after the termination of this Agreement, the Consultant shall not trade in Fortress’ securities without first receiving express permission in writing from the Chief Financial Officer of Fortress.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date and year first written above.

Fortress International Group, Inc.

By:	/s/ Thomas P. Rosato
Thomas P. Rosato, Chairman of the Board of Directors

Waveland Advisors, Inc.

By:	/s/ John Morton, III
John Morton, III, President